UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 18, 2009

MILLER PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	033-02249-FW	62-1028629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Baker Highway, Huntsville, TN	37756
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 663-9457

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 3.02	Unregistered Sales of Equity Securities.

On June 18, 2009 Miller Petroleum, Inc. acquired 100% of the stock of East Tennessee Consultants, Inc., a Tennessee corporation (“ETC”) and 100% of the membership interests in East Tennessee Consultants II, LLC, a Tennessee limited liability company (“LLC”) from the owners of these entities. As consideration for these companies we issued the sellers, who were unrelated third parties, 1,000,000 shares of our common stock valued at $250,000. We granted the sellers registration rights covering these shares. The shares were issued in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of the act.

ETC was formed in 1983 to provide oil and gas well operating services and it represented various working interest owners. The LLC was formed in 1996. Following the closing, it is anticipated that these subsidiaries will operate the wells they own as well as the recently purchased wells from KY-Tenn Oil, Inc. It is also anticipated that the old wells will be reworked and that new wells will be drilled from the extensive acreage now owned by us. The Chattanooga Shale, which is present in a majority of the wells acquired, is a candidate for stimulation. Completion and reworking of existing oil zones should add to reserves at a relatively inexpensive price.

Under the terms of the stock purchase agreement, the sellers agreed not to engage in oil and gas operations for a period of three years following the closing date. We also agreed that each of the sellers, Messrs. Eugene D. Lockyear, Douglas G. Melton and Jerry G. Southwood, would continue their employment with the acquired companies for at least three years from the closing date of the transaction at their same compensation and benefit levels to which they were entitled in May 2009. In addition, as described later in this report, Mr. Lockyear was appointed Vice President of Operations of our company. We also agreed that if any or all of the sellers incur any income tax liability as a result of the receipt of the above shares as consideration for the stock purchase, we agreed to pay a bonus to such seller equal to the amount of his tax liability within 30 days from the closing date.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the closing of the acquisitions described elsewhere in this report, Mr. Eugene D. Lockyear, one of the sellers, was appointed our Vice President of Operations. We have agreed to retain him in this position for at least three years from closing. It is anticipated that Mr. Lockyear will provide his geologic expertise which has been developed from over 36 years of working in the oil and gas industry and he will be responsible for supervision necessary to recomplete and rework the large inventory of wells now owned by us. In addition, Mr. Lockyear will oversee water plant projects, gas repressurization, gas storage, among others techniques to extract oil from older wells.

As compensation for his services, Mr. Lockyear will receive an annualized base salary of $102,000 as well as customary benefits. This compensation level is identical to the compensation he was previously paid.

From 1983 to 2009, Mr. Lockyear, 63, has been the President of ETC and a Partner in LLC since its formation in 1996. He holds a B.A. in Geology from Vanderbilt University and a M.S. in Geology and related work in Engineering also from Vanderbilt University. Mr. Lockyear is a Registered Professional Geologist – State of Tennessee and a former Registered Professional Environmentalist – State of Tennessee as well as a member of Phi Beta Kappa.

Item 7.01	Regulation FD Disclosure.

On June 24, 2009 we issued a press release announcing the closing of this transaction. A copy of the release is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.17	Agreement dated June 18, 2009 for Sale of Capital Stock of East Tennessee Consultants, Inc. and Sale of Membership Interests of East Tennessee Consultants II, LLC

99.1	Press release dated June 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.

Date: June 24, 2009	By: /s/ Paul W. Boyd

Paul W. Boyd, Chief Financial Officer